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                                                                   Exhibit 10.20


                                 PROMISSORY NOTE
              (as amended and restated effective November 5, 2002)


$552,312,000.00 (U.S.)           Houston, Texas                  March 31, 2001


         FOR VALUE RECEIVED, and intending to be legally bound, ExpressJet Airlines, Inc. (successor in interest to Continental Express, Inc.), a Delaware corporation ("Maker"), promises to pay to the order of Continental Airlines, Inc. ("Holder") at its offices located at 1600 Smith, HQSEO, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds, FIVE HUNDRED FIFTY-TWO MILLION, THREE HUNDRED TWELVE THOUSAND AND 00/100 DOLLARS ($552,312,000.00) together with interest on the outstanding principal balance from day to day remaining at the annual rate specified below and at the times specified below.

         The unpaid principal of this Note from time to time outstanding shall bear interest from the date hereof through June 30, 2001 at a rate of 4.87625% per annum. Beginning on the first day of the next calendar quarter, the interest rate shall be automatically adjusted for such quarter to equal the sum of (i) the three-month London Interbank Offer Rate as published at the close of the second Business Day prior to the commencement of such quarter (or, if not published on such day, the next preceding day on which it is published) on page 3750 of the Telerate Service ("LIBOR") plus (ii) 1.25 percent (1.25%); provided, that such aggregate rate shall not exceed 3.50% in 2002, 5.35% in 2003, 6.72% in 2004 (each such maximum rate a "cap"), or in any event the Highest Lawful Rate (as hereinafter defined). Thereafter, the interest rate shall remain equal to LIBOR + 1.25%, but shall be automatically adjusted for each successive calendar quarter during the term hereof based on the immediately preceding three-month LIBOR rate as so reported, but in no event to exceed the applicable cap or the Highest Lawful Rate. All past due principal and, to the fullest extent permitted by applicable law, interest shall bear interest after the due date thereof at 18 percent (18%) per annum or, if lower, the Highest Lawful Rate (as hereinafter defined). All interest accruing under this Note shall be calculated on the basis of a 360-day year consisting of four 90-day quarters, unless such calculation would exceed the Highest Lawful Rate, in which case interest will be calculated on the per annum basis of a year of 365 or 366 days, as the case may be.

         From the date hereof through the second anniversary of the making of this Note, Maker shall pay to Holder at the end of each calendar quarter, the interest accrued through such date. Combined payments of principal and interest shall be due and payable in quarterly installments of TWENTY-SEVEN MILLION, NINE HUNDRED TWENTY-SEVEN THOUSAND, NINE HUNDRED AND NO/100 DOLLARS ($27,927,900.00) commencing on March 31, 2003, or the first Business Day thereafter, and continuing on the last Business Day of each calendar quarter thereafter. On March 31, 2007 (or, if such date is not a Business Day, the next preceding Business Day), the entire unpaid principal balance of this Note, if any, together with all accrued unpaid interest, shall be due and payable in full. "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to remain closed.

         Notwithstanding the foregoing, if Holder shall at any time be in default in its payment obligations to Maker or any of its affiliates under any tax agreement ("Tax Agreement") between Holder and Maker or one or more of Maker's affiliates in effect from time to time, Maker shall be entitled to set off from any payment then owing by Maker hereunder any amount



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so owed by Holder to Maker or one or more of Maker's affiliates thereunder;
provided that contemporaneously with such setoff, Maker gives written notice of such action; provided further that the failure to give such notice shall not affect the validity of the setoff. It is specifically agreed that (i) for purposes of the setoff by Maker, mutuality shall be deemed to exist among Holder, on the one hand, and Maker and any affiliate of Maker that is party to the Tax Agreement, on the other hand; (ii) reciprocity among Holder, Maker and any affiliate of Maker that is a party to the Tax Agreement exists with respect to their relative rights and obligations in respect of setoff; and (iii) the right of setoff is given as additional security to induce the parties to enter into the transactions contemplated hereby and by the Tax Agreement; and. Upon completion of such setoff, the obligation of the Holder under the Tax Agreement and the obligation of Maker under this Note shall also be extinguished to the extent of the amount so setoff. Holder further waives any right to assert as a defense to any attempted setoff the requirements of liquidation or mutuality. This setoff provision shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other right to which any Maker is at any time otherwise entitled (either by operation of law, contract or otherwise).

         Maker reserves the right to prepay this Note, in whole or in part, at any time, without penalty or notice. All prepayments heretofore or hereafter made shall be applied in the inverse order of the required payments due under this Note except as provided below; provided, however, that any prepayments under the Note made on or after November 13, 2002 but prior to January 1, 2003 shall first reduce the amount of the principal payment required to be made on March 31, 2003 (or the first Business Day thereafter) and shall thereafter be applied to the principal payment required to be made on June 30, 2003 (or the first Business Day thereafter). All prepayments made pursuant to this paragraph after November 5, 2002 (each, a "New Prepayment") shall be applied first to principal and then to any remaining accrued and unpaid interest. If Maker's payment of a scheduled payment of interest and/or principal under the Note due after November 5, 2002 would have the projected effect, as mutually agreed by Holder and Maker (which agreement will not be unreasonably withheld), of reducing Maker's cash and cash equivalents balance below eighty million dollars ($80,000,000) at the time of payment or any time during the two calendar quarters next following the date of such scheduled payment (the amount of such deficiency below $80,000,000 being herein called the "Cash Deficiency"), Maker shall be entitled to reduce the amount of such scheduled payment (but not the principal balance of or accrued interest on this Note) by an amount up to the lesser of (i) the amount of such Cash Deficiency or (ii) the aggregate amount of any New Prepayments (less any amount of a New Prepayment previously used as a reduction under this sentence). Any such reduction will be first applied to reduce any interest included in the scheduled payment and the balance to principal of such scheduled payment. If, as a result of any such reduction, any interest accrued on this Note as of the scheduled payment date is not paid in full on such payment date, such accrued interest shall be added to the principal balance of this Note effective as of such scheduled payment date.

         If any payment provided herein, either of principal or interest, is not paid when due, or in the event of the dissolution, insolvency or bankruptcy of Maker, or if any proceedings in bankruptcy or for the relief of debtors or readjustment of debts is filed by or against Maker, or if Holder in good faith believes the prospect of repayment of this Note is impaired or otherwise deems itself insecure, then in any such case Holder may, at its option and at any time thereafter, declare this Note to be forthwith due and payable, upon which this Note shall accelerate and be immediately due and payable in full.



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         Maker, to the fullest extent permitted by applicable law, hereby expressly and severally waives grace, and all notices, demands, presentments for payment, notice of nonpayment, protest and notice of protest, notice of intent to accelerate, notice of acceleration of the indebtedness due hereunder, and diligence in collecting this Note.

         To the fullest extent permitted by applicable law, if this Note is collected by suit or legal proceedings, including bankruptcy proceedings, Maker agrees to pay Holder hereof the reasonable costs and reasonable attorney's fees incurred in the collection hereof.

         No failure by Holder of this Note to exercise, and no delay in exercising, any right or remedy hereunder shall constitute a waiver thereof on the part of Holder; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

         It is the intention of the parties hereto to conform strictly to applicable usury laws regarding the use, forbearance or detention of the indebtedness evidenced by this Note whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Note (the "Applicable Usury Laws"). Accordingly, if any acceleration of the maturity of this Note or any payment by Maker or any other person results in Maker or such other person having paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Note shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to Maker by Holder hereof; (iii) neither Maker nor any other person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of interest on this Note shall be ipso facto reduced to the Highest Lawful Rate, as hereinafter defined, and the provisions of this Note immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to Holder hereof for the use, forbearance or detention of the indebtedness of Maker to Holder hereof evidenced by this Note shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness evidenced by this Note so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term hereof. As used herein, the term "Maximum Amount" means the maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by Holder hereof in connection with the indebtedness evidenced by this Note under all Applicable Usury Laws, and the term "Highest Lawful Rate" means the maximum rate of interest, if any, that may be charged Maker under all Applicable Usury Laws on the principal balance of this Note from time to time outstanding.



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         THIS NOTE SHALL BE SUBJECT TO AND CONSTRUED AND ENFORCED IN ACCORDANCE
WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

         This Note is an amendment and restatement of the Promissory Note dated March 31, 2001 executed by Continental Express, Inc. and payable to the order of Continental Airlines, Inc. in the original principal amount of $552,312,000.00.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed at the place and as of the date first above appearing.


                                            EXPRESSJET AIRLINES, INC.
                                            (successor in interest to
                                            Continental Express, Inc.)




                                            By: /s/ James B. Ream
                                                ---------------------------
                                                    James B. Ream
                                                    President


ATTEST:




By: /s/ John F. Wombwell
    ---------------------------
        John F. Wombwell
        Secretary



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